Exhibit 10.3

WILLIAM G. COLE

EXECUTIVE EMPLOYMENT AGREEMENT

AMENDMENT 1

Pursuant to Section 13(h) of the Executive Employment Agreement between William G. Cole and RMG Networks Holding Corp. (the “Agreement”) and the Board of Directors’ Resolutions dated  July 22, 2014, the Agreement is hereby amended, effective August 1, 2014, as follows:

1.

Section 2 is amended in its entirety to read as follows:

“Term.  Unless otherwise terminated as provided herein, the term of employment pursuant to this Agreement will commence on the Effective Date and end on March 31, 2015 (the “Term”).”

2.

Section 4. (a) is amended in its entirety to read as follows:

“(a)

Compensation.  The Company will pay Executive a salary (the “Base Salary”) of $300,000 per annum in accordance with the general payroll practices of the Company in effect from time to time. Executive’s compensation under this Agreement will be subject to such withholding as may be required by law.”

3.

Section 4. (b) is amended to add to the end thereof the following:

“Notwithstanding the foregoing, Executive shall receive a minimum bonus for the 2014 fiscal year equal to $75,000, subject to the payment terms of this Section.”

4.

Section 4. (f) is amended in its entirety to read as follows:

“(f)

Equity Incentive Plan.  On March 31, 2015, Executive shall be 100% vested in any awards made under the SCG Financial Acquisition Corp. 2013 Equity Incentive Plan, unless he is terminated for Cause or he resigns, becomes disabled or dies prior to such date.”

5.

Section 6. (b) is amended in its entirety to read as follows:

“(b)

Without Cause.  Upon termination of Executive’s employment by the Company without Cause at any time during the period of employment, the Company will be obligated to pay and Executive will be entitled to receive: (i) all of the amounts and benefits described in Section 6(a); (ii) any Bonus determined under, and payable pursuant to, Section 4(b), pro rated for the period of the Company’s fiscal year during which Executive was employed by the Company; (iii) subject to Section 6(f), Executive’s then base salary (paid in accordance with the Company’s ordinary payroll policies) during the period beginning on the date of Executive’s termination of employment and ending on March 31, 2015; (iv) subject to Section 6(f), the minimum Bonus provided under Section 4(b), less any Bonus payable under (ii) above, paid in a lump sum as soon as possible under the terms of this Agreement; and (v) subject to Section 6(f), any unvested equity awards shall become fully vested as of the termination date (the “Severance Amount”).  Further, Executive shall be entitled to reimbursement of all reasonable and necessary out-of-pocket business and travel expenses incurred during the period of employment by Executive in the performance of the duties and responsibilities hereunder, subject to written policies and procedures for expense verification and documentation that the Company or the Board may adopt from time to time.

RMG NETWORKS HOLDING CORP.

By:	/s/ Gregory Sachs

Title:	Executive Chairman

Date:	7-24-14

WILLIAM G. COLE

/s/ William G. Cole

Date:	7-24-14